Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
  Senior Vice President, Chief Financial Officer
  M/I Homes, Inc.
  (614) 418-8011

M/I Homes Reports Fourth Quarter Deliveries, New Contracts and Year-End Backlog

Columbus, Ohio (January 11, 2007) - M/I Homes, Inc. (NYSE:MHO) announces deliveries and new contracts for the three- and twelve- month periods ended December 31, 2006, along with year-end backlog.

Homes delivered in 2006’s fourth quarter were 1,363, decreasing 16% from 2005’s record-high 1,616. Homes delivered for the twelve months ended December 31, 2006 were 4,109 compared to 2005’s deliveries of 4,291.

New contracts of 2,825 for the twelve months ended December 31, 2006 were 35% below 2005’s 4,314. New contracts for 2006’s fourth quarter were 353 compared to 901 in 2005, and 571 in 2006’s third quarter. The Company experienced a 63% cancellation rate during the fourth quarter of 2006 compared to a cancellation rate of 27% in 2005, and 42% in 2006’s third quarter. The 2006 annual cancellation rate was 38% compared to 21% in the prior year. M/I Homes had 163 active communities at December 31, 2006 compared to 150 at December 31, 2005 and 170 at the end of 2006’s third quarter.

The sales value of homes in backlog at December 31, 2006 was $533 million with backlog units of 1,523 and an average sales price of $350,000. The backlog of homes at December 31, 2005 had a sales value of $954 million with backlog units of 2,807 and an average sales price of $340,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Conditions in most of our markets remained difficult throughout the fourth quarter. Despite this, we were quite pleased to close 1,363 homes during the quarter and over 4,100 homes for the year. Although new contracts on a gross basis reached 953 homes for the quarter, the impact of our 63% cancellation rate resulted in new contracts declining 61% for the quarter and year-end backlog units declining 46% compared to December 31, 2005.”

Mr. Schottenstein, concluded, “For the past six months, we have consistently stated that housing conditions are likely to remain challenging throughout 2007 and we see no reason to deviate from that belief. We are confident that our defensive operating strategy will serve us well as we navigate through these difficult times.”

The Company expects to report fourth quarter and annual financial results on February 1, 2007. You are invited to listen to the conference call over the Internet at 4:00 p.m. EST. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through February 1, 2008.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 68,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Twelve months ended
	December 31,			December 31,

			%			%
Region	2006	2005	Change	2006	2005	Change

Midwest	253	349	(28)	1,513	2,018	(25)

Florida	(50)	409	(112)	640	1,609	(60)

Mid-Atlantic	150	143	5	672	687	(2)

	353	901	(61)	2,825	4,314	(35)

HOMES DELIVERED
	Three months ended			Twelve months ended
	December 31,			December 31,

			%			%
Region	2006	2005	Change	2006	2005	Change

Midwest	522	819	(36)	1,821	2,388	(24)

Florida	562	552	2	1,597	1,261	27

Mid-Atlantic	279	245	14	691	642	8

	1,363	1,616	(16)	4,109	4,291	(4)

BACKLOG
	December 31, 2006			December 31, 2005
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	632	$173	$274,000	940	$271	$288,000

Florida	583	$232	$397,000	1,540	$542	$352,000

Mid-Atlantic	308	$128	$415,000	327	$141	$431,000

	1,523	$533	$350,000	2,807	$954	$340,000